Changes to Investment Policy

On June 29, 2010, the Fund announced certain changes with respect to the Fund’s option writing strategy (the “Option Strategy”). Specifically, in implementing the Option Strategy, the Sub-Adviser will “sell” or “write” call options on stocks held in the Fund’s equity securities portfolio (the “Equity Component”) and on equity indexes. When the Fund writes a call option on an individual stock held in the Equity Component, it will generally do so with respect to approximately 70% of the value of the position, and when it writes a call option on an equity index, the face or notional amount of the index subject to the option will generally be equal to approximately 70% of the value of the corresponding securities in the Equity Component. Therefore, if the Fund determines to write call options on all or substantially all of the securities held in the Equity Component, it is expected that the Fund will have written call options positions with respect toapproximately 70% of the aggregate value of the Equity Component. However, the extent of the Fund’s use of the OptionStrategy will vary depending on market conditions and other factors, and the Fund may determine from time to time towrite call options (whether they be on individual stocks and/or or on equity indexes) with respect to only a portion, or none, of the securities held in the Equity Component.

The Fund’s Option Strategy, to the extent utilized, is designed to generate gains from option premiums in an attempt to enhance distributions payable to the Fund’s shareholders and to reduce overall portfolio risk. However, there is no assurance that the Fund’s Option Strategy will achieve its objectives.

There are various risks associated with the Option Strategy, including that the Fund forgoes, during the life of a written call option, the opportunity to profit from increases in the market value of the underlying security or securities held by the Fund (in the case of an index option, to the extent the performance of the index is correlated with the corresponding securities held by the Fund) with respect to which the option was written above the sum of the premium and the strike price of the call. Therefore, the Option Strategy generally limits the Fund’s ability to benefit from the full upside potential of its equity holdings, while the Fund retains the risk of loss (net of premiums received) should the price of the Fund’s portfolio securities decline. The use of written call options by the Fund also potentially involves correlation, liquidity, valuation, tax and other risks.